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                                                                   Exhibit 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of ALZA Corporation for the registration of $600,873,400 of Zero Coupon Convertible Subordinated Debentures due July 28, 2020 and 7,644,715 shares of common stock issuable upon conversion of the debentures and to the incorporation by reference therein of our report dated March 6, 2000, with respect to the consolidated financial statements of ALZA Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Palo Alto, California
September 21, 2000